Exhibit 2

CMI TAX DEFERRED SAVINGS PLAN

FINANCIAL STATEMENTS

AND SUPPLEMENTAL SCHEDULE

TOGETHER WITH REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2010 AND 2009

MORRIS, DAVIS AND CHAN LLP

Certified Public Accountants

CMI TAX DEFERRED SAVINGS PLAN

TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm	1

Audited Financial Statements:

Statements of Net Assets Available for Plan Benefits as of December 31, 2010 and 2009	2

Statements of Changes in Net Assets Available for Plan Benefits for the Years Ended December 31, 2010 and 2009	3

Notes to Financial Statements	4-13

Supplemental Schedule*

Schedule H, Line 4i - Schedule of Assets Held as of December 31, 2010	14

*	There are no other supplemental schedules required to be filed by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA.

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Plan Administrator

CMI Tax Deferred Savings Plan

We have audited the accompanying statements of net assets available for benefits of the CMI Tax Deferred Savings Plan (the Plan) as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held as of December 31, 2010 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Morris, Davis & Chan LLP

Oakland, California

June 22, 2011

CMI TAX DEFERRED SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS
Investments, at fair value:
Chevron Corporation common stock	$834,639	$611,482
Collective investment fund	2,379,255	2,070,916
Mutual funds	5,458,136	4,359,171

Total investments	8,672,030	7,041,569
Noninterest-bearing cash	165	165
Other receivables	50	—

Total assets	8,672,245	7,041,734

LIABILITIES
Administrative expenses payable	949	1,157

Total liabilities	949	1,157

NET ASSETS REFLECTING ALL INVESTMENTS AT FAIR VALUE	8,671,296	7,040,577
Adjustment from fair value to contract value for interest in Bank of America, N.A. Retirement Preservation Trust relating to fully benefit-responsive investment contract	—	161,971

NET ASSETS AVAILABLE FOR BENEFITS	$8,671,296	$7,202,548

See accompanying notes to financial statements

CMI TAX DEFERRED SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
ADDITIONS
Contributions:
Employer	$448,780	$168,829
Participant	807,047	793,969
Participant rollovers	929	—

	1,256,756	962,798

Investment income:
Net appreciation in fair value of investments	692,678	861,512
Dividend and interest income	172,848	120,840

	865,526	982,352

Total additions	2,122,282	1,945,150

DEDUCTIONS
Distributions to participants	649,062	829,646
Administrative expenses	4,472	4,721

Total deductions	653,534	834,367

NET INCREASE	1,468,748	1,110,783
NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	7,202,548	6,091,765

End of year	$8,671,296	$7,202,548

See accompanying notes to financial statements

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

A.	DESCRIPTION OF PLAN

The following description of the CMI Tax Deferred Savings Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan sponsored by Chevron Mining Inc., (the Company or Plan Sponsor). The original Plan was established effective January 1, 1999 by the Sponsor for the benefit of its employees to qualify under Section 401(k) of the Internal Revenue Code (a 401(k) plan). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. The Company administers the Plan and has appointed an employee to serve as the Plan administrator. The assets of the Plan are maintained in a trust fund administered under a trust agreement with Merrill Lynch Bank & Trust Co., FSB (Merrill Lynch, the Trustee). On January 1, 2009, Bank of America Corporation completed the purchase of Merrill Lynch & Co., Inc., the parent company of Merrill Lynch, the Trustee.

The issuance of shares of Chevron Corporation common stock under the Plan have been registered on a registration statement on Form S-8 filed with the U.S. Securities Exchange Commission (the SEC) on October 26, 2009. On October 27, 2009, Chevron filed with the SEC a registration statement on Form S-3, as amended on December 1, 2009 and December 15, 2009, offering to rescind the purchase of shares of Chevron common stock by persons who acquired such shares through the Plan from February 21, 2008 through October 23, 2009. The shares subject to the rescission offer may have been deemed not to have been properly registered with the SEC for offer and sale to Plan participants under the Securities Act of 1933, as amended.

Eligibility

The Plan is a trusteed 401(k) salary deferral plan covering all hourly paid employees represented by the North River Mine United Workers of America, Local 1926. Employees, who are age 18 or older, are eligible to participate in the Plan on the first date of their employment.

Contributions

Each participant has the option to make before-tax contributions to the Plan, subject to Plan and Internal Revenue Service limitations. Participants may change their elective deferral percentages and may terminate their elective deferrals at any time. For the first 4% contributed by each participant, the Company contributes an amount equal to 50% (i.e., a maximum of 2% of each participant’s eligible compensation) of such contribution.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

A.	DESCRIPTION OF PLAN (Continued)

Contributions (Continued)

New inexperienced miners entering the bituminous coal mining industry for the first time or who do not have a State Miner’s Certification effective January 1, 2007 shall be eligible for Enhanced Premium Contributions equal to $1 for every hour worked payable monthly. Employees subject to the monthly Enhanced Premium Contributions shall not be entitled to health care following their retirement date, based on service with the Company, except as defined in the Plan document. In 2010, the Company made $184,645 in Enhanced Premium Contributions retroactively covering eligible employees effective February 2, 2007.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocation of the Company’s matching contributions, and Plan earnings and losses. Allocation is based on participant account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account balance.

Vesting

Participants are immediately vested in their contributions. Vesting in the Company matching contributions made after December 31, 2001, is based on years of continuous service. A participant is 100% vested after 3 years of service (5 years for Company matching contributions made on or before December 31, 2001). A service year is any year in which a participant works at least 1,000 hours in a 12-consecutive-month period.

Forfeiture Provisions

Forfeitures are treated as a reduction of employer contributions. Forfeitures in the amount of $8,809 were used for employer contributions for the year ended December 31, 2010. There were no forfeitures utilized for the year ended December 31, 2009. Forfeitures in the amount of $47,402 as of December 31, 2010 are available to reduce future employer contributions.

Payment of Benefits

Employees over the age of 59 1/2 may elect to withdraw funds from the Plan prior to termination of employment or retirement. On termination of service, a participant may receive the value of his or her account as a lump sum payment, or in monthly installments over various periods or life, provided that the participant is of retirement age as specified by the Internal Revenue Code. Participants with vested balances greater than $1,000 have the option of leaving their accounts within the Plan after termination. Distributions considered payable as December 31, 2010 were $38,889. There were no distributions considered payable as of December 31, 2009.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

A.	DESCRIPTION OF PLAN (Continued)

Investment Alternatives

The participants of the Plan may currently choose among 14 investment alternatives that are managed by Merrill Lynch. These investment alternatives consist of 12 mutual funds (the Funds) that include domestic equity growth funds, a foreign equity growth fund, a high quality equity growth and income fund, a corporate bond fund, a collective investment fund (the Bank of America N.A. Retirement Preservation Trust) and effective October 26, 2009 a Chevron Corporation common stock fund. Allocations of earnings and losses are based on the participants’ account balances in each fund.

B.	SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Pronouncements

In January 2010, Accounting Standard Update (ASU) 2010-06, Improving Disclosures about Fair Value Measurements, expanded the required disclosures about fair value measurements. ASU 2010-06 requires 1) in addition to the Level 3 assets, separate disclosure of significant transfers into and out of Level 1 and Level 2 assets assets, along with reasons for such transfers; 2) separate presentation of gross purchases, sales, issuances, and settlements in the Level 3 reconciliation; and 3) presentation of fair value disclosures by “nature and risk” class for all fair value assets and liabilities. The requirements of ASU 2010-06 are effective for the current reporting period except for the Level 3 reconciliation disaggregation, which is required in 2011 reporting. The requirements of ASU 2010-06 do not have an impact on the Plan’s financial statements.

Basis of Accounting

The financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP). Revenues are recognized as earned. Distributions to participants are recorded when paid. All other expenses are recorded as incurred.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

B.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Valuation and Income Recognition

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Net appreciation (depreciation) in fair value of investments includes realized gains and losses and unrealized appreciation or depreciation.

Fully Benefit-Responsive Contracts - The collective investment fund, which invests primarily in guaranteed investment contracts, and has a fully-benefit responsive feature, is recorded at fair value and adjusted to contract value, which represents contributions made under the contract, plus interest earned, less withdrawals and administrative expenses. As described in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 962, Defined Contribution Pension Plans (formerly FASB Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by FASB ASC 962, the Statements of Net Assets Available for Benefits present the fair value of the investment contracts from fair value to contract value. The Statements of Changes in Net Assets Available for Benefits are prepared on a contract value basis.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the cash basis, which approximates the accrual basis. Dividends are recorded on the ex-dividend date.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

C.	INVESTMENTS

The following broad range of investment options were available to participants:

Core Funds:

Fund Name	Fund Type
Chevron Corporation Common Stock	Company Stock
Bank of America, N.A. Retirement Preservation Trust	Stable Value
BlackRock Global Allocation Fund	Large Cap Blend
BlackRock Fundamental Growth Fund	Large Cap Growth
BlackRock Balanced Capital Fund	Balanced
PIMCO Total Return Fund	Fixed Income
Invesco International Growth Fund*	International Equity
Victory Diversified Stock Fund	Large Cap Growth
American Funds Washington Mutual Investor Fund	Large Cap Value
BlackRock S&P 500 Index Fund	Large Cap Stock
Invesco Van Kampen Capital Growth Fund*	Large Cap Growth
BlackRock Mid Cap Growth and Equity Portfolio	Mid-Cap Growth
Victory Small Company Opportunity Fund	Small Cap Value
MFS New Discovery Fund	Small Cap Growth
MFS Government Securities	Fixed Income

*	As a result of Invesco’s June 1, 2010 acquisition of Morgan Stanley’s retail asset management business, Invesco was added to Van Kampen fund names and AIM funds replaced the AIM name with Invesco.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

C.	INVESTMENTS (Continued)

The fair value of investments that represent 5% or more of the Plan’s net assets as of December 31, 2010 and 2009 are as follows:

	2010	2009
Common stock:
Chevron Corporation common stock	$834,639	$611,482
Collective investment fund:
Bank of America N.A. Retirement Preservation Trust at contract value	2,379,255	2,232,887
Mutual funds:
BlackRock S&P 500 Index Fund	1,006,039	872,981
BlackRock Fundamental Growth Fund	931,845	692,950
INVESCO International Growth Fund	778,514	648,235
PIMCO Total Return Fund	616,072	514,519
Victory Diversified Stock Fund	524,889	481,383

For the years ended December 31, 2010 and 2009, the Plan’s investments (including gains and losses on investment bought and sold, as well as held during the year) appreciated in value by $692,678 and $861,512, respectively.

	2010	2009
Common stock	$346,232	$43,256
Mutual funds	346,446	818,256

Net appreciation in fair value of investments	$692,678	$861,512

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

D.	FAIR VALUE MEASUREMENTS

FASB ASC 820, Fair Value Measurements and Disclosures, (formerly Statement of Financial Accounting Standards No. 157, Fair Value Measurements) establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820 are described below:

Level 1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.
Level 2:	Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for investments measured at fair value. There have been no changes in the methodologies used at December 31, 2010 and 2009.

•	Common stocks are valued at the closing price reported on the active market on which the individual securities are traded.

•

Collective investment fund is valued at the net asset value of units of participation held by the Plan. The value of the underlying assets of the collective investment fund is calculated based on quoted market prices or other observable inputs.

•	Mutual funds are valued at the net asset value of shares held by the Plan.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

D.	FAIR VALUE MEASUREMENTS (Continued)

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables set forth by level within the fair value hierarchy, the Plan’s investments at fair value as of December 31, 2010 and 2009.

	Investments at Fair Value as of December 31, 2010
	Level 1	Level 2	Level 3	Total
Common stock	$834,639	$—	$—	$834,639
Collective investment fund	—	2,379,255	—	2,379,255
Mutual funds	5,458,136	—	—	5,458,136

Investments, at fair value	$6,292,775	$2,379,255	$—	$8,672,030

	Investments at Fair Value as of December 31, 2009
	Level 1	Level 2	Level 3	Total
Common stock	$611,482	$—	$—	$611,482
Collective investment fund	—	2,070,916	—	2,070,916
Mutual funds	4,359,571	—	—	4,359,571

Investments, at fair value	$4,971,053	$2,070,916	$—	$7,041,969

E.	TRUSTEE AND ADMINISTRATIVE SERVICES

Certain trustee administrative and recordkeeping fees are paid by the Plan. The Plan incurred $4,472 and $4,721 for trustee fees during 2010 and 2009, respectively. These fees are included in the accompanying financial statements. The Company at its election, pays other Plan administrative and accounting fees. The Company incurred $14,332 and $13,466 for other administrative and accounting fees during the years ended December 31, 2010 and 2009, respectively. These fees are not reflected in the accompanying financial statements.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

F.	PLAN TERMINATION

Although it does not intend to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA as amended. In the event of a Plan termination, participants will become 100% vested in their accounts. See the Subsequent Events note pertaining to the May 6, 2011 sale of the North River Mine.

G.	TAX STATUS

The Plan obtained its latest determination letter on January 24, 2010, in which the Internal Revenue Service (IRS) stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (Code). Once qualified, the Plan is required to be operated in conformity with the Code to maintain its qualification, including its operation in accordance with the Plan’s terms. Plan management is aware of an operational issue regarding the requirements of a Plan term and whether or not the Plan is being operated in accordance with the actual Plan term. As the 2008 plan year is under audit by the IRS under a program to audit plans of large companies (The Company is owned by Chevron Corporation), Plan management is discussing this issue with the IRS audit team. Plan management has indicated that it will take the necessary steps, if any, to maintain the Plan’s qualified status.

GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain tax position that would not meet the more likely than not standard and be sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2010, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. In March 2010, the IRS notified the Plan administrator that it would examine the Plan’s annual report and records for the year ended December 31, 2008. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2007.

H.	RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

CMI TAX DEFERRED SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

I.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The Plan files its Form 5500 on the cash basis. The following is a reconciliation of the financial statements to the Form 5500 as of and for the years ended December 31, 2010 and 2009:

	Net Assets	Change in Net Assets
As of and for the year ended December 31, 2010:
Per financial statements	$8,671,296	$1,468,748
Administrative expenses payable	949	(208)

Per Form 5500	$8,672,245	$1,468,540

	Net Assets	Change in Net Assets
As of and for the year ended December 31, 2009:
Per financial statements	$7,202,548	$1,110,783
Contributions receivable	—	19,592
Administrative expenses payable	1,157	(179)

Per Form 5500	$7,203,705	$1,130,196

J.	SUBSEQUENT EVENTS

In February 2011, the Bank of America, N.A. Retirement Preservation Trust was terminated. The Plan’s units of participation were redeemed at the net asset value per unit of $1.00.

On May 6, 2011, the Company finalized the sale of the North River Mine to Walter Energy, Inc. The Company retained the Plan and continues as Plan Sponsor. At this time, the Company has not decided to terminate the Plan.

The Plan’s financial statements have been evaluated for subsequent events or transactions. Other than those noted above, the Company determined that there are no subsequent events or transactions that require disclosure to or adjustment in the financial statements.

CMI TAX DEFERRED SAVINGS PLAN

EIN 44-0658937 PLAN NO. 008

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS HELD

DECEMBER 31, 2010

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(e) Current Value
*	Chevron Corporation	Common stock	$834,639
*	Bank of America, N.A. Retirement Preservation Trust	Collective investment fund	2,379,255
	BlackRock S&P 500 Index Fund	Mutual fund	1,006,039
	BlackRock Fundamental Growth Fund	Mutual fund	931,845
	INVESCO International Growth Fund	Mutual fund	778,514
	PIMCO Total Return Fund	Mutual fund	616,072
	Victory Diversified Stock Fund	Mutual fund	524,889
	BlackRock Global Allocation Fund	Mutual fund	345,332
	American Washington Mutual Investor Fund	Mutual fund	416,004
	BlackRock Balanced Capital Fund	Mutual fund	255,277
	MFS Government Securities	Mutual fund	145,791
	INVESCO Van Kampen Capital Growth Fund	Mutual fund	132,767
	BlackRock Mid Cap Growth and Equity Portfolio	Mutual fund	124,885
	MFS New Discovery Fund	Mutual fund	102,588
	Victory Small Company Opportunity Fund	Mutual fund	78,133

			$8,672,030

*	Investments with parties-in-interest as defined under ERISA.

Column (d) was omittted as all investments are participant-directed.